ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 06/30/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/02/2004	$5,000	Edison Asset Sec	6.35%	02/11/2004
02/23/2004	5,000	Falcon Asset Sec	1.025	03/22/2004
02/23/2004	19,000	Preferred Receivable Fd	1.03	03/22/2004
03/12/2004	6,000	Edison Asset Sec	6.30	06/02/2004
03/15/2004	8,000	Apreco, LLC	1.04	05/17/2004
03/18/2004	8,450	Apreco, LLC	5.95	06/15/2004
03/22/2004	15,000	Preferred Receivable Fd	1.03	04/19/2004
04/23/2004	7,397	Preferred Receivable Fd	1.03	05/21/2004
05/12/2004	17,560	Clipper Receivables Corp	1.07	07/07/2004
06/04/2004	9,000	Edison Asset Sec	6.65	11/01/2004
06/23/2004	5,000	Southern Company Funding	1.25	07/27/2004